SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):           December 30, 2003

Pierre Foods, Inc.

(Exact Name of Registrant as Specified in Charter)

North Carolina	0-7277	56-0945643

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

9990 Princeton Road, Cincinnati, Ohio	45246

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:           (513) 874-8741

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     In August Pierre Foods, Inc. (the “Company”) reached an agreement in principle with certain holders (the “Ad Hoc Committee”) of the Company’s 10-3/4% Senior Notes Due 2006 (the “Notes”) regarding a restructuring of the Notes (the “Restructuring”). In connection with negotiation of the term sheet setting forth the terms of the Restructuring, the Company and members of the Ad Hoc Committee entered into a Forbearance and Tolling Agreement. While the indenture governing the Notes requires the Company to file periodic reports with the SEC, in the Forbearance and Tolling Agreement the Company and the Ad Hoc Committee agreed that the Company would file its Annual Report on Form 10-K for the year ended March 1, 2003 one business day after the Restructuring is completed.

     The Company and the Ad Hoc Committee are presently negotiating the terms of an amended indenture and other documents to effectuate the Restructuring. In order to provide information about the Company’s results of operations to holders of the Notes, the Company is attaching as exhibits to this Current Report on Form 8-K unaudited balance sheets, statements of operations and statements of cash flows for the fiscal year ended March 1, 2003, as well as the first two quarters of the Company’s fiscal year 2004, which quarters ended May 31, 2003 and August 30, 2003 (collectively, the “Financial Statements”).

     The Financial Statements have been prepared by the Company and have not been audited by the Company’s auditors. The Company believes that the Financial Statements comply with generally accepted accounting principles, consistently applied, except for the omission of footnotes. The Financial Statements are subject to adjustment as and when audited. Therefore, current and prospective holders of the Notes should be cautious about relying on the Financial Statements. The financial results for the quarters ended May 31, 2003 and August 30, 2003 are not necessarily indicative of results to be expected for the Company’s current fiscal year.

Item 7. Financial Statements and Exhibits.

Exhibit 99.1 Unaudited balance sheets, statements of operations and statements of cash flows for the fiscal year ended March 1, 2003.

Exhibit 99.2 Unaudited balance sheets, statements of operations and statements of cash flows for the fiscal quarter ended May 31, 2003.

Exhibit 99.3 Unaudited balance sheets, statements of operations and statements of cash flows for the fiscal quarter ended August 30, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2003

PIERRE FOODS, INC

	By:	/s/ Pamela M. Witters
Pamela M. Witters
Chief Financial Officer

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